SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 4, 2008

ASCEND ACQUISITION CORP.
(Exact name of registrant as specified in its Charter)

Delaware	000-51840	20-3881465
(State or other	(Commission File	(IRS Employer
jurisdiction of Incorporation)	Number)	Identification Number)

435 Devon Park Drive, Bldg. 400, Wayne, Pennsylvania	19087
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:   (610) 519-1336

______________________________________
(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[_]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[_]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[_]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

Ascend Acquisition Corp. (ASAQ.OB) (the “Company”) today announced that its stockholders overwhelmingly approved all three proposed amendments to its Certificate of Incorporation at the special meeting of stockholders held September 4, 2008.  These amendments will permit the Company to continue its corporate existence.

The Company further today announced that it is commencing the process of liquidating the Trust Fund established by the Company at the consummation of its initial public offering (the “IPO”) and into which a certain amount of the net proceeds of the IPO were deposited (the "Trust Fund").  The Board of Directors of the Company has tentatively set September 15, 2008 as the record date for determining the stockholders who are entitled to receive distributions from the Trust Fund and September 18, 2008 as the payment date. The Company is subject to a single state regulatory compliance matter that could cause the re-setting of the record and payment dates to later in the future, but the Company does not believe that this will be necessary. Public stockholders holding shares as of the end of the day preceding the "ex dividend" date to be set in the future by Nasdaq will be entitled to receive the distributions.  Public stockholders who sell their shares before the “ex dividend” date will also be selling the right to the distribution by virtue of a due bill.

This information is not "filed" pursuant to the Securities Exchange Act and is not incorporated by reference into any Securities Act registration statements.  Additionally, the submission of this report on Form 8-K is not an admission as to the materiality of any information in this report that is required to be disclosed solely by Regulation FD.  Any information in this report supersedes inconsistent or outdated information contained in earlier Regulation FD disclosures.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASCEND ACQUISITION CORP.
(Registrant)

Date: September 8, 2008	By: /s/ Don K. Rice
Don K. Rice,
Chief Executive Officer